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                                                                   Exhibit 11.1

GENUS, INC.
Computation of Net Income Per Share (a)
(Amounts in thousands, except per share amounts)


                                                       Quarter Ended
                                                         March 31,
                                                      1995      1994
Average common shares outstanding                    13,725    12,437
Computation of incremental outstanding shares
   Net effect of dilutive stock options
   based on treasury stock method                       854       505
                                                     ------    ------
                                                     14,579    12,942
                                                     ------    ------
                                                     ------    ------

Net income                                           $1,938    $  652
                                                     ------    ------
                                                     ------    ------

Net income per share (a)                             $ 0.13    $ 0.05
                                                     ------    ------
                                                     ------    ------


Computation Notes:

(a) Presentation of fully diluted earnings per share for the three months ended March 31, 1995 and 1994 is omitted because such amounts are materially the same as those presented above.

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